FOR IMMEDIATE RELEASE
McCORMICK REPORTS 2019 FINANCIAL RESULTS AND
PROVIDES OUTLOOK FOR 2020
HUNT VALLEY, Md., January 28, 2020 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2019. The company also provided its outlook for 2020.

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For fiscal year 2019, sales rose 1% from the prior year. In constant currency, the company grew sales 3%, driven by both the consumer and flavor solutions segments. Earnings per share decreased to $5.24 from $7.00, which in 2018 included a $2.26 net non-recurring benefit of the U.S. Tax Act. Adjusted earnings per share rose 8% to $5.35 from $4.97 in 2018.

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For the fourth quarter of 2019, sales rose 1% from the year-ago period. In constant currency, the company grew sales 2%. Earnings per share decreased to $1.59 from $1.60 in the year-ago period. Adjusted earnings per share decreased to $1.61 from $1.67, driven by a higher adjusted income tax rate versus the fourth quarter of 2018.

•	Cash flow from operations grew 15% to a record $947 million in 2019. In November, a 9% increase to the quarterly dividend was authorized, marking the 34th consecutive year of dividend increases.

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For fiscal year 2020, McCormick expects to increase sales year-on-year by 2% to 4%. The company expects strong underlying business performance to drive operating income and earnings per share growth, offset by a significant incremental investment associated with business transformation and a higher projected effective tax rate.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “The breadth and reach of our global flavor portfolio continues to meet the demand for flavor around the world and creates a balanced portfolio to drive differentiated growth. In 2019, our performance was in line with our objectives and driven by the successful execution of our strategies and the engagement of our employees around the world.
“We delivered solid performance with growth in sales, adjusted operating income and adjusted earnings per share in 2019. Our sales growth and focus on profit realization drove strong results across both our consumer and flavor solutions segments. We continued to fuel our growth investments through our strong cash flow and CCI program. Led by this program, we achieved $119 million in cost savings in 2019 and expanded our adjusted operating margin by 80 basis points. We have realized $463 million in cost savings since 2016, which exceeded our four-year $400 million goal. Fiscal year 2019 marks the eighth consecutive year of record cash flow from operations, as well as the 34th consecutive year of dividend increases. Along with these accomplishments, we are also making measurable progress towards our 2025 sustainability goals. During 2019, we were recognized for the third consecutive year as a DiversityInc Top 50 Company in 2019, and Corporate Knights recently ranked McCormick in their 2020 Global 100 Most Sustainable Corporations Index as No. 1 in the food products industry for the fourth year in a row.
“The solid financial performance we delivered in 2019 was driven by our branded base business and new product growth in both of our segments, providing us with solid momentum heading into 2020. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful eating, the source and quality of ingredients, and sustainable practices. We deliver flavor across all markets and through all channels, while responding readily to changes in the fast-evolving food and beverage industry with new ideas, innovation and purpose. Our focus on profitable growth and strengthening our organization is the foundation of our future. In 2020, we expect to deliver another strong year of underlying business performance while making a significant investment in business transformation to fuel our growth and build the McCormick of the future.
“I want to recognize McCormick employees around the world for their dedicated efforts. The collective power of our people drives our momentum and our success. With our vision to bring the joy of flavor to life and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth while we invest for the future and build value for our shareholders in 2020."
Fourth Quarter 2019 Results
McCormick reported a 1% sales increase in the fourth quarter from the year-ago period, including a 1% unfavorable impact from currency. The company grew sales, driven by new products and growth in the base business through brand marketing support and expanded distribution, with particular strength across our U.S. branded portfolio. Both segments contributed to the sales increase. In constant currency, the company grew sales 2%.

Gross profit margin increased 120 basis points versus the year-ago period, driven by cost savings which were led by the Comprehensive Continuous Improvement (CCI) program. Operating income was $299 million in the fourth quarter compared to $292 million in the year-ago period. This increase was driven by higher sales and gross margin expansion, offset partially by higher planned brand marketing investments and additional incentive compensation expense driven in part by favorable non-operating income results. The company recorded $4 million of special charges in the fourth quarter of 2019 versus $2 million in the fourth quarter of 2018. Excluding special charges, adjusted operating income grew 3% to $303 million compared to $294 million in the year-ago period, or a 4% increase in constant currency.

Earnings per share was $1.59 in the fourth quarter of 2019 compared to $1.60 in the year-ago period. Special charges lowered earnings per share by $0.02 in the fourth quarter of 2019. Special charges as well as an adjustment associated with the non-recurring impact of the U.S. tax legislation (U.S. Tax Act), lowered earnings per share by $0.07 in the fourth quarter of 2018. Excluding these impacts, adjusted earnings per share was $1.61 in the fourth quarter of 2019 compared to $1.67 in the year-ago period. The decrease in adjusted earnings per share was driven by an unfavorable adjusted income tax rate which more than offset the increase in adjusted operating profit. The unfavorable adjusted income tax rate was due to lower favorable discrete tax items recognized, including the impact of the exercise of stock options, in the fourth quarter of 2019 versus the corresponding 2018 period.
Fiscal Year 2019 Results
McCormick reported a 1% sales increase in 2019 compared to 2018, which included a 2% unfavorable impact from currency. New products and growth in the base business across both the consumer and flavor solutions segments drove the increase. In constant currency, the company grew sales 3%.

Gross profit margin increased 60 basis points versus the year-ago period. This expansion was driven by CCI-led cost savings. Operating income was $958 million in 2019 compared to $891 million in the prior year. This increase was driven by higher sales and gross margin expansion as well as lapping prior year transaction and integration expenses from the acquisition of the Frank's and French's brands. Partially offsetting this increase was higher incentive compensation expense driven in part by favorable non-operating income results. Operating income margin increased 110 basis points versus the year-ago period. In fiscal 2018, the company recognized $23 million of transaction and integration expenses in operating income, related to the acquisition of our Frank's and French's brands. The company recorded $21 million of special charges in 2019 related to organization and streamlining actions versus $16 million in 2018. Excluding transaction and integration expenses as well as special charges, adjusted operating income grew 5% to $979 million compared to $930 million in the year-ago period, or 7% in constant currency. The company expanded adjusted operating margin 80 basis points versus the year ago period.

Earnings per share was $5.24 in 2019 compared to $7.00 in the prior year. Special charges, partially offset by an adjustment associated with the non-recurring impact of the U.S. Tax Act, lowered earnings per share by $0.11 in 2019. The net favorable non-recurring impact of the U.S. Tax Act, partially offset by transaction and integration expenses as well as special charges, increased earnings per share by $2.03 in 2018. Excluding these impacts, adjusted earnings per share grew to $5.35 in 2019 compared to $4.97 in 2018, driven primarily by higher adjusted operating income, lower interest expense and higher income from unconsolidated operations. This resulted in an 8% increase in adjusted earnings per share, which includes an unfavorable impact of foreign currency rates.
The company continues to generate strong cash flow. Net cash provided by operating activities reached a record $947 million in 2019, an increase from $821 million in 2018. The strong operating cash flow was mainly driven by higher operating income and working capital improvements. As the company continues to focus on paying down debt, a portion of this cash was used to pay down $436 million of acquisition debt. The company ended the year with a net debt-to-adjusted EBITDA ratio of 3.4x.
Fiscal Year 2020 Financial Outlook
McCormick expects continued global growth in consumer demand for great taste and healthy eating. McCormick is aligned with consumers' increased interest in bolder flavors, demand for convenience, focus on fresh, natural ingredients and transparency around the sourcing and quality of food as well as the need to know about the environmental and social impacts behind the brands they buy. Through its growth strategies, the company is well-positioned to meet this increased consumer demand and drive sales of its broad flavor portfolio through brand marketing, new products and expanded distribution. The company is continuing to drive sales growth balanced with its focus on lowering costs to sustainably realize long-term earnings growth.
The company expects minimal impact from currency rates in 2020 on net sales, adjusted operating income and adjusted earnings per share.
In 2020, the company expects to grow sales compared to 2019 by 2% to 4%. This increase consists entirely of organic growth as the company has no incremental sales impact from acquisitions in 2020. The company expects to drive sales growth with new products, brand marketing and expanded distribution. Sales growth is also expected to include the impact of pricing, which in conjunction with cost savings, is expected to offset anticipated mid-single digit inflationary pressures.  The company has plans to achieve approximately $105 million of cost savings and intends to use these savings to improve margins, fund investments to drive continued growth, and as a further offset to increased costs.
The company expects strong underlying business performance driven by sales growth will continue in 2020, which will be more than offset by a significant incremental investment associated with business transformation and a higher projected effective tax rate. Excluding this investment and tax headwind, McCormick’s growth from the underlying operating performance is expected to be strong and in line with its long-term organic growth objectives.
Operating income in 2020 is expected to range from comparable to an increase of 2% from $958 million of operating income in 2019. The company projects that the incremental expenses in 2020 associated with its business transformation investment will reduce growth in operating income by approximately 6%. In addition, approximately $8 million of special charges are currently projected for 2020 that relate to previously announced organization and streamlining actions. Excluding the impact of special charges in 2020 and 2019, adjusted operating income is projected to be comparable to adjusted operating income of $979 million in 2019, within an expected range from a 1% decline to a 1% increase. This expected range includes projected strong underlying base business growth of 5% to 7%, substantially offset by the 6% business transformation investment impact.

McCormick projects 2020 earnings per share to be in the range of $5.15 to $5.25, compared to $5.24 of earnings per share in 2019. The company’s projected earnings per share growth from its strong underlying business performance is more than offset by 2020 incremental business transformation expenses, estimated to be a 7% reduction in growth, and a 3% headwind from an expected increase in the projected effective tax rate to approximately 22%. Excluding an estimated $0.05 impact of special charges in 2020, the company projects 2020 adjusted earnings per share to be in the range of $5.20 to $5.30 which is an expected decline of 3% to a decline of 1%. For fiscal year 2020, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2019	11/30/2018	11/30/2019	11/30/2018
Net sales	$966.6	$961.2	$3,269.8	$3,247.0
Operating income, excluding special charges	226.7	225.5	676.3	637.1
The company grew consumer segment sales 1% when compared to the fourth quarter of 2018. In constant currency, sales rose 2% driven by the Americas and Asia/Pacific regions.

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Consumer sales in the Americas increased 2% compared to the fourth quarter of 2018 and in constant currency sales also rose 2%. The increase was driven by strong U.S. branded growth, partially offset by declines in private label products.

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Fourth quarter consumer sales in Europe, Middle East and Africa (EMEA) decreased 5% compared to the year ago period and in constant currency decreased 1%. The decrease was primarily driven by declines in private label products.

•	Asia/Pacific region's consumer sales were comparable to the fourth quarter of 2018. In constant currency, sales increased 3% driven by pricing and holiday promotional activities.
Consumer segment operating income, excluding special charges, increased 1% to $227 million for the fourth quarter of 2019 compared to $226 million in the year-ago period. In constant currency, consumer operating income also increased 1%. The year-over-year growth was driven by the favorable impact of higher sales and CCI-led cost savings, partially offset by a 7% increase in brand marketing as well as increased incentive compensation.
Flavor Solutions Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2019	11/30/2018	11/30/2019	11/30/2018
Net sales	$518.2	$506.7	$2,077.6	$2,055.8
Operating income, excluding special charges	76.4	68.8	302.2	292.8
Flavor solutions segment sales grew 2% compared to the fourth quarter of 2018. In constant currency, sales rose 3% with increases in each of the company's three regions.

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Flavor solutions sales in the Americas grew 3% from the year-ago period. In constant currency, sales rose 3%. The growth was driven by new products and base business growth with continued momentum in snack seasonings and branded food service.

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The EMEA region's flavor solutions strong growth momentum continued with a fourth quarter sales increase versus the year-ago period of 2% and in constant currency, 5%. The growth was driven by higher volume and product mix, attributable to both the base business and new products, as well as pricing.

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Flavor solutions sales in the Asia/Pacific region were comparable to the fourth quarter of 2019 and in constant currency rose 2%. Sales to quick service restaurants, partially due to the timing of their promotional activity, drove the growth.

Flavor solutions segment operating income, excluding special charges, increased 11% to $76 million for the fourth quarter of 2019 compared to $69 million in the year-ago period. In constant currency, operating income increased 12%. The increase was driven by higher sales, CCI-led cost savings and favorable product mix, with a partial offset by an increase in incentive compensation.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of certain items associated with our acquisition of RB Foods on August 17, 2017 as these items significantly impact comparability between years.  These financial measures also exclude, for 2019 and 2018, the net non-recurring income tax benefit of $1.5 million and $301.5 million, respectively, related to the U.S. Tax Act as these items significantly impact comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consist of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition. We incurred these costs in 2018.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of a net income tax (expense) benefit of $(6.7) million and $301.5 million recognized during the three months and year ended November 30, 2018, respectively, which includes the estimated impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries. We recorded an additional net income tax benefit of $1.5 million during the year ended November 30, 2019 associated with a provision-to-return adjustment related to the U.S. Tax Act.
We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three months ended		Twelve months ended
	11/30/19	11/30/18	11/30/19	11/30/18
Operating income	$299.2	$291.5	$957.7	$891.1
Impact of transaction and integration expenses	—	0.4	—	22.5
Impact of special charges	3.9	2.4	20.8	16.3

Adjusted operating income	$303.1	$294.3	$978.5	$929.9
% increase versus prior period	3.0%		5.2%

Adjusted operating income margin (1)	20.4%	20.0%	18.3%	17.5%

Income tax expense (benefit)	$66.4	$55.8	$157.4	$(157.3)
Non-recurring (expense) benefit, net, of the U.S. Tax Act	—	(6.7)	1.5	301.5
Impact of transaction and integration expenses	—	0.1	—	4.9
Impact of special charges	0.9	0.5	4.7	3.8
Adjusted income tax expense	$67.3	$49.7	$163.6	$152.9
Adjusted income tax rate (2)	24.7%	19.0%	19.5%	19.6%

Net income	$213.4	$214.0	$702.7	$933.4
Impact of transaction and integration expenses	—	0.3	—	17.6
Impact of special charges	3.0	1.9	16.1	12.5
Non-recurring expense (benefit), net, of the U.S. Tax Act	—	6.7	(1.5)	(301.5)
Adjusted net income	$216.4	$222.9	$717.3	$662.0
% (decrease) increase versus prior period	(2.9)%		8.4%

Earnings per share - diluted	$1.59	$1.60	$5.24	$7.00
Impact of transaction and integration expenses	—	—	—	0.13
Impact of special charges	0.02	0.02	0.12	0.10
Non-recurring expense (benefit), net, of the U.S Tax Act	—	0.05	(0.01)	(2.26)
Adjusted earnings per share - diluted	$1.61	$1.67	$5.35	$4.97
% (decrease) increase versus prior period	(3.6)%		7.6%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.
(2)
Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes, excluding transaction and integration expenses and special charges, or $272.0 million and $840.0 million for the three and twelve months ended November 30, 2019, respectively, and $261.7 million and $780.1 million for the three and twelve months ended November 30, 2018, respectively.

The following table reconciles our net income to Adjusted EBITDA for the year ended November 30, 2019:

2019
Net income	$702.7
Depreciation and amortization	158.8
Interest expense	165.2
Income tax expense	157.4
EBITDA	1,184.1
Adjustments to EBITDA (1)	47.9
Adjusted EBITDA	$1,232.0

Net debt (2)	$4,243.8

Leverage ratio (Net debt/Adjusted EBITDA)	3.4

(1)
Adjustments to EBITDA are determined under the leverage ratio covenant in our $1.0 billion revolving credit facility and term loan agreements and includes special charges, stock-based compensation expense and interest income.

(2)
The leverage ratio covenant in our $1.0 billion revolving credit facility and the term loan agreements define net debt as the sum of short-term borrowings, current portion of long-term debt, and long-term debt, less the amount of cash and cash equivalents that exceeds $75.0 million.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three months ended November 30, 2019
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	1.9%	(0.10)%	2.0%
EMEA	(4.70)%	(3.70)%	(1.00)%
Asia/Pacific	(0.10)%	(2.70)%	2.6%
Total consumer segment	0.6%	(1.00)%	1.6%
Flavor solutions segment
Americas	2.8%	(0.20)%	3.0%
EMEA	1.9%	(3.10)%	5.0%
Asia/Pacific	(0.10)%	(2.10)%	2.0%
Total flavor solutions segment	2.3%	(1.00)%	3.3%
Total net sales	1.2%	(1.00)%	2.2%
Adjusted operating income
Consumer segment	0.6%	(0.60)%	1.2%
Flavor solutions segment	11.0%	(0.70)%	11.7%
Total adjusted operating income	3.0%	(0.60)%	3.6%

	Twelve months ended November 30, 2019
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	2.4%	(0.30)%	2.7%
EMEA	(5.50)%	(5.30)%	(0.20)%
Asia/Pacific	0.8%	(4.90)%	5.7%
Total consumer segment	0.7%	(1.80)%	2.5%
Flavor solutions segment
Americas	2.2%	(0.40)%	2.6%
EMEA	(0.30)%	(7.00)%	6.7%
Asia/Pacific	(3.40)%	(4.00)%	0.6%
Total flavor solutions segment	1.1%	(2.10)%	3.2%
Total net sales	0.8%	(1.90)%	2.7%
Adjusted operating income
Consumer segment	6.1%	(1.20)%	7.3%
Flavor solutions segment	3.2%	(2.10)%	5.3%
Total adjusted operating income	5.2%	(1.50)%	6.7%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2020 and actual results for 2019:

	Twelve Months Ended
	2020 projection	11/30/19
Earnings per share - diluted	$5.15 to $5.25	$5.24
Impact of special charges	0.05	0.12
Non-recurring benefit, net, of the U.S. Tax Act	—	(0.01)
Adjusted earnings per share	$5.20 to $5.30	$5.35

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expected impact of the U.S. Tax Act enacted in December 2017; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorizations.
These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; business interruptions due to natural disasters or unexpected events; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; global economic and financial conditions generally, including the pending exit of the U.K. from the European Union (Brexit), availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted on December 22, 2017 and volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $5.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.
For more information, visit www.mccormickcorporation.com.

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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2019	November 30, 2018	November 30, 2019	November 30, 2018
Net sales	$1,484.8	$1,467.9	$5,347.4	$5,302.8
Cost of goods sold	854.8	862.9	3,202.1	3,209.5
Gross profit	630.0	605.0	2,145.3	2,093.3
Gross profit margin	42.4%	41.2%	40.1%	39.5%
Selling, general and administrative expense	326.9	310.7	1,166.8	1,163.4
Transaction and integration expenses	—	0.4	—	22.5
Special charges	3.9	2.4	20.8	16.3
Operating income	299.2	291.5	957.7	891.1
Interest expense	38.5	43.9	165.2	174.6
Other income, net	7.4	11.3	26.7	24.8
Income from consolidated operations before income taxes	268.1	258.9	819.2	741.3
Income tax expense (benefit)	66.4	55.8	157.4	(157.3)
Net income from consolidated operations	201.7	203.1	661.8	898.6
Income from unconsolidated operations	11.7	10.9	40.9	34.8
Net income	$213.4	$214.0	$702.7	$933.4

Earnings per share - basic	$1.60	$1.62	$5.30	$7.10

Earnings per share - diluted	$1.59	$1.60	$5.24	$7.00

Average shares outstanding - basic	133.0	131.9	132.6	131.5
Average shares outstanding - diluted	134.3	133.8	134.1	133.2

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2019	November 30, 2018
Assets
Cash and cash equivalents	$155.4	$96.6
Trade accounts receivable, net	502.9	518.1
Inventories	801.2	786.3
Prepaid expenses and other current assets	90.7	78.9
Total current assets	1,550.2	1,479.9
Property, plant and equipment, net	952.6	941.5
Goodwill	4,505.2	4,527.9
Intangible assets, net	2,847.0	2,873.3
Other long-term assets	507.1	433.8
Total assets	$10,362.1	$10,256.4

Liabilities
Short-term borrowings and current portion of long-term debt	$698.4	$643.5
Trade accounts payable	846.9	710.0
Other accrued liabilities	609.1	648.2
Total current liabilities	2,154.4	2,001.7
Long-term debt	3,625.8	4,052.9
Deferred taxes	697.6	706.5
Other long-term liabilities	427.6	313.1
Total liabilities	6,905.4	7,074.2
Shareholders’ equity
Common stock	1,888.6	1,770.6
Retained earnings	2,055.8	1,760.2
Accumulated other comprehensive loss	(500.2)	(359.9)
Total McCormick shareholders' equity	3,444.2	3,170.9
Non-controlling interests	12.5	11.3
Total shareholders’ equity	3,456.7	3,182.2
Total liabilities and shareholders’ equity	$10,362.1	$10,256.4

Fourth Quarter Report McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2019	November 30, 2018
Operating activities
Net income	$702.7	$933.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158.8	150.7
Stock-based compensation	37.2	25.6
Noncash income tax benefit (related to enactment of the U.S. Tax Act)	—	(309.4)
Special charges and transaction and integration expenses	—	3.0
Gain on sale of assets	(1.6)	(5.4)
Deferred income tax expense	20.9	40.1
Income from unconsolidated operations	(40.9)	(34.8)
Changes in operating assets and liabilities	38.0	(9.2)
Dividends from unconsolidated affiliates	31.7	27.2
Net cash flow provided by operating activities	946.8	821.2

Investing activities
Acquisitions of businesses	—	(4.2)
Capital expenditures (including expenditures for capitalized software)	(173.7)	(169.1)
Other investing activities	2.7	14.8
Net cash flow used in investing activities	(171.0)	(158.5)

Financing activities
Short-term borrowings, net	41.0	305.5
Long-term debt borrowings	—	25.9
Long-term debt repayments	(447.7)	(797.9)
Proceeds from exercised stock options	90.9	78.2
Taxes withheld and paid on employee stock awards	(12.7)	(11.6)
Payment of contingent consideration	—	(2.5)
Purchase of minority interest	—	(13.0)
Common stock acquired by purchase	(95.1)	(62.3)
Dividends paid	(302.2)	(273.4)
Net cash flow used in financing activities	(725.8)	(751.1)

Effect of exchange rate changes on cash and cash equivalents	8.8	(1.8)
Increase (decrease) in cash and cash equivalents	58.8	(90.2)
Cash and cash equivalents at beginning of period	96.6	186.8

Cash and cash equivalents at end of period	$155.4	$96.6